For more information, contact:
Alan Robin, PISC
Honolulu, Hawaii
(808)926-4242




OCTOBER 2, 1995
FOR IMMEDIATE RELEASE

     HONOLULU, Hawaii. Pacific International Services Corp. (PISC), (the "Company") previously announced that it had entered into an agreement with Dollar Systems, Inc. ("Dollar"), to sell (the "Sale") its vehicle rental operations (the "Division"), which encompass an exclusive license to operate as a Dollar Rent A Car licensee in the state of Hawaii. If the Sale is consummated on its current terms, the Company would sell substantially all of the assets used in or related to its rental operations to Dollar for (a) $1,500,000 in cash subject to adjustment based on the net worth of the Division at closing and subject to further adjustment based on an audited closing balance sheet to be completed after closing and (b) assumption of certain liabilities of the Company's subsidiary, South Seas Motors, Inc. ("South Seas"), through the Company operates its vehicle sales division. In order to facilitate the Sale, Dollar agreed to permanently waive and forgive certain fees due to Dollar from the Company under the existing license agreement between the parties.

     Pursuant to the terms of the existing sale, the Company would be required to use the proceeds of the Sale to effect an exchange offer for the Company's existing debentures pursuant to Rule 3 (a) (9) of the Securities Act of 1933.

     The Company is currently negotiating with Dollar in order to seek an increase in the cash portion of the purchase price. The Company has requested an increase to a maximum of $2,625,000. As of the date of this press release, Dollar has not agreed to increase the cash portion of the purchase price.

     The Company is also engaged in discussions with certain of its largest debentureholders regarding the terms of a possible exchange offer. Under the existing Sale terms, the Company has agreed to make an exchange offer to its debentureholders. While the Company has reached no decision on the method of implementing the exchange offer, it anticipates that the maximum consideration received by a debentureholder in the exchange offer would be its pro rata share of the $2,625,000 of the cash portion of the purchase price minus certain expenses, a pro rate share of 30% of the common stock of the company, and a pro rate share of $1,050,000 principal amount of debentures containing terms and conditions substantially similar to the existing issue, but stripped of all covenants other that payment obligations.

     At the time of this press release, the Company has not reached agreement with any of its debentureholders regarding the terms of the exchange offer. Unless the Company receives the agreement of its major debentureholders, it believes it will be unable to pay the maximum compensation referred to above in consummating the exchange offer.